EXHIBIT 99

                       [IKON Office Solutions Letterhead]


               News Release


         Contacts:
         Susan G. Gaffney                         Shawn T. Southard
         Investor Relations                       Investor Relations
         610-408-7292                             610-408-7294
         sgaffney@ikon.com                        ssouthard@ikon.com

                          IKON OFFICE SOLUTIONS REPORTS
                              THIRD QUARTER RESULTS

  After Extensive Review of Operations, Company Takes Charges Against Earnings
       New CEO Outlines Actions To Address Operating and Financial Issues

         Valley Forge, Pennsylvania - August 14, 1998 - IKON Office Solutions (NYSE: IKN) today reported financial results for the third quarter and nine months ended June 30, 1998.

         IKON said that it has completed its previously announced in-depth review of operations under newly appointed Chief Executive Officer, James J. Forese, and as a result has decided that it is necessary and appropriate to take charges to earnings totaling $110 million on a pre-tax basis. $94 million of those charges is being applied against third quarter earnings and $16 million against second quarter earnings, which were reported earlier and are now being restated.

         With the effect of the $94 million in charges for the third quarter, IKON had a net loss for the quarter of $77.9 million, or $0.61 per share, excluding the Company's transformation costs. For the same period of fiscal 1997, IKON had net income of $45 million, or $0.30 per share, before transformation costs. After transformation costs, the net loss for the third quarter of 1998 was $88.6 million, or $0.69 per share. In the third quarter a year ago, net income, after transformation costs, was $30.1 million, or $0.19 per share. Revenues for the third quarter this year rose to $1.4 billion, a 6% gain compared to the third quarter of 1997.

         Restating second quarter results to reflect the impact of the $16 million of charges, the Company is reducing earnings for that quarter by 23%, resulting in revised net income of $42.1 million, or $0.27 per share, before transformation costs. After transformation costs, the effect of the restatement reduces second quarter earnings to $30.3 million, or $0.19 per share. Previously, the Company reported earnings for the quarter, after transformation costs, of $39.3 million, or $0.25 per share.

         For the first nine months of fiscal 1998, the Company earned $13.9 million, excluding transformation costs, but after deducting $14.7 million of dividend payments for preferred shares, the Company lost $0.8 million, or $0.01 per share. After transformation costs, the loss was $21.4 million, or $0.27 per share. Revenues for the first nine months increased to $4.2 billion, a 12.5% growth rate compared to the first nine months of fiscal 1997.

         "Obviously, the bottom-line results we are reporting today are unacceptable," said Mr. Forese. "Having conducted an in-depth review of our business, however, we believe we have clearly identified the issues that have impeded IKON's progress. We are moving quickly and decisively to address the problems and, as part of this effort, have concluded that it is necessary to take substantial charges to our earnings. These charges address a number of operating and financial issues and enable us to focus on building IKON's business as we move forward.

         "IKON's business has strong fundamentals, including a large and growing customer base, state-of-the-art product and service offerings and talented people throughout the organization. Drawing on those strengths, we must address the changing dynamics of this industry more aggressively than we have in the past. While our revenues and our customer base continue to grow, our environment is increasingly cost-competitive, and the market is moving more rapidly than ever toward digitization, color and other high-end products, as well as outsourcing services. We will concentrate our resources on these challenges - and the opportunities that come with them.

         "Despite IKON's earnings reports in recent quarters," Mr. Forese added, " the outstanding performance of some of our key regional operations has demonstrated that, with proper execution, our basic business strategy is the correct one for the Company. But, in IKON as a whole, execution has been inconsistent, and we are determined to end that problem as quickly as possible."

Categories of Charges to Earnings

         Mr. Forese said the charges to earnings for the third quarter fall into four categories:

          * Increases to accounting estimates for lease default and accounts receivable reserves, altogether totaling $48 million: $28 million for lease defaults and $20 million for accounts receivable;

          * Breakdown in the execution of internal controls at four operating units, resulting in $19 million of adjustments in the third quarter and the $16 million charge to second quarter earnings;

          * Adjustments at other operating units that led to a charge of approximately $7 million; and

          * A $20 million loss from an asset impairment in a Technology Services company which is engaged in the development of high-end custom software applications.

          Key Issues and Actions

                   The review of operations conducted by IKON identified several priorities that the Company's management is moving to address in order to improve the execution of its business strategy. These priorities include: enhancement of IKON's cost-competitiveness; further centralization of management controls; more consistency in credit and financial policies; and the creation of a key-management incentive compensation structure that emphasizes long-term operating performance and the success of the Company as a whole.

                   To address these priorities, Mr. Forese outlined a program that includes, among other measures:

          * Restructuring all Business Services districts nation-wide using IKON's most effective and efficient district, the Northeast, as the model;

          * Appointing the former district president of the Northeast as senior vice president of the Business Services group and also charging him to work with IKON's senior management to implement the Northeast model throughout Business Services;

          * Forming an integrated marketing committee for the first time, to carry out a Company-wide marketing program designed not only to build the customer base but also to control marketing costs;

          * Implementing methods for delivering lower-margin products in the most cost-effective manner possible in all product areas;

          * Capturing more-profitable, value-added opportunities in high-end and color products;

          *    Continuing to seek vendor support for more competitive pricing;

                                     -more-

          * Suspending the Company's acquisition program in North America for six to nine months;

          * Increasing field inspections of finance and operations by headquarters personnel;

          * Centralizing credit approval authority at the Company's finance subsidiary, IOS Capital, rather than at the business-unit level;

          * Changing the reporting structure so that finance personnel in each business unit report directly to the corporate chief financial officer with a dotted line to the unit's operations leader;


                                     -more-

          * Centralizing all information technology resources under the corporate chief information officer;

          * Enhancing training to improve the retention and quality of management and sales people;

          * Analyzing and revising the incentive compensation system to put into place a more balanced system with a focus on sustained, high-quality results not only for individual business units but also for the Company as a whole; and

          * Establishing strict accountability and consistency of performance as the number-one priority for management and employees.

         "We recognize that only improved performance over time will overcome the disappointments of past quarters and demonstrate that we can deliver shareholder value. We anticipate seeing a modest improvement in operating performance beginning in the fourth quarter and an increasingly positive impact from a more effective and disciplined execution of our strategy in 1999 and beyond. However, at this time we are unable to provide specific projections about future growth, and our expectation is that a strong performance will speak for itself. We are confident in the future of IKON and believe that we are on the right path to realize the Company's potential," Mr. Forese concluded.

         IKON Office Solutions (www.ikon.com) is one of the world's leading office technology companies, providing customers with total office solutions from copier and printing systems, computer networking to copy center management, technology training and electronic file conversion. With fiscal 1997 revenues of more than $5 billion, IKON has more than 1,100 locations in the U.S., Canada, Mexico, the United Kingdom, France, Germany and Denmark.

     This news release includes information that may constitute forward-looking statements made pursuant to the safe harbor provisions of the federal securities laws. Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove correct. This information is subject to risk and uncertainties such as those relating to conducting activities in a competitive environment; delays, difficulties, management transitions and employment issues associated with consolidation of business operations; managing a program to acquire and integrate new companies; risks and uncertainties associated with implementation of a preferred vendor program and general economic conditions. Therefore, actual results may differ materially from the forward-looking statements.

                                     # # # #

IKON Office Solutions, Inc.

FINANCIAL SUMMARY (in thousands, except earnings per share)

                                                                                         Three Months Ended June 30
                                                                           1998                        1997              % Change
Revenues
Net sales                                                                $721,044                    $714,461               0.9%
Service and rentals                                                       594,806                     542,395               9.7
Finance income                                                             78,878                      59,450              32.7
----------------------------------------------------------------------------------------------------------------
                                                                        1,394,728                   1,316,306               6.0
----------------------------------------------------------------------------------------------------------------

Costs and Expenses
Cost of goods sold                                                        520,442                     455,358              14.3
Service and rental costs                                                  307,632                     273,219              12.6
Finance interest expense                                                   33,171                      26,350              25.9
Selling and administrative                                                587,772                     473,699              24.1
Loss from asset impairment                                                 20,000
Transformation costs                                                       16,539                      22,961
----------------------------------------------------------------------------------------------------------------
                                                                        1,485,556                   1,251,587              18.7
----------------------------------------------------------------------------------------------------------------

Operating income (loss)                                                   (90,828)                     64,719            (240.3)
Interest expense                                                           17,684                      12,089              46.3
----------------------------------------------------------------------------------------------------------------
Income (loss) before taxes                                               (108,512)                     52,630            (306.2)
Taxes on income                                                           (19,867)                     22,502            (188.3)
----------------------------------------------------------------------------------------------------------------
Net income (loss)                                                         (88,645)                     30,128            (394.2)
----------------------------------------------------------------------------------------------------------------

Less preferred dividends                                                    4,885                       4,885
----------------------------------------------------------------------------------------------------------------

Available to common shareholders                                         $(93,530)                    $25,243
                                                                         ========                     =======


Earnings (Loss) Per Common Share                                          ($0.69)                       $0.19
                                                                         ========                     =======

Weighted Average Shares Outstanding                                       135,581                     132,781               2.1%
                                                                         ========                     =======


Earnings (Loss) Per Common Share, assuming dilution                        ($0.69)                      $0.19
                                                                         ========                     =======

Weighted Average Shares Outstanding, assuming dilution                    135,581                     133,839               1.3%
                                                                         ========                     =======


Continuing Operations Analysis:
      Gross profit %, net sales                                              27.8%                       36.3%
      Gross profit %, service and rentals                                    48.3%                       49.6%
      Gross profit %, finance subsidiaries                                   57.9%                       55.7%
      Total gross profit %                                                   38.2%                       42.7%
      SG&A as a % of revenue                                                 42.1%                       36.0%
      Operating income % of revenue                                          -6.5%                        4.9%
      Oper inc % of rev, excl trans costs and write off                      -3.9%                        6.7%


IKON Office Solutions, Inc.

FINANCIAL SUMMARY (in thousands, except earnings per share)

                                                                       Nine Months Ended June 30
                                                                 1998              1997          % Change
Revenues
Net sales                                                    $2,236,092        $2,066,085            8.2%
Service and rentals                                           1,740,694         1,508,304           15.4
Finance income                                                  223,788           160,211           39.7
-----------------------------------------------------------------------------------------
                                                              4,200,574         3,734,600           12.5
-----------------------------------------------------------------------------------------

Costs and Expenses
Cost of goods sold                                            1,490,189         1,319,100           13.0
Service and rental costs                                        892,274           740,422           20.5
Finance interest expense                                         96,876            69,731           38.9
Selling and administrative                                    1,586,547         1,319,008           20.3
Loss from asset impairment                                       20,000
Transformation costs                                             54,250            98,494
-----------------------------------------------------------------------------------------
                                                              4,140,136         3,546,755           16.7
-----------------------------------------------------------------------------------------

Operating income                                                 60,438           187,845          (67.8)
Interest expense                                                 50,956            31,895
-----------------------------------------------------------------------------------------
Income from continuing operations before taxes
     and extraordinary loss                                       9,482           155,950          (93.9)
Taxes on income                                                  30,852            66,548          (53.6)
-----------------------------------------------------------------------------------------
Income (loss) from continuing operations before
      extraordinary loss                                        (21,370)           89,402         (123.9)
Discontinued operations                                                            20,151
-----------------------------------------------------------------------------------------
Income (loss) before extraordinary loss                         (21,370)          109,553
Extraordinary loss from early extinguishment
      of debt, net of tax benefit                                                 (12,156)
-----------------------------------------------------------------------------------------
Net income (loss)                                               (21,370)           97,397
-----------------------------------------------------------------------------------------

Less preferred dividends                                         14,655            14,655
-----------------------------------------------------------------------------------------
Available to common shareholders                               $(36,025)          $82,742
                                                             ==========        ==========

Earnings (Loss) Per Common Share
Continuing operations                                            ($0.27)            $0.56
Discontinued operations                                                             $0.15
Extraordinary loss                                                                 ($0.09)
-----------------------------------------------------------------------------------------
                                                                 ($0.27)            $0.62
                                                             ==========        ==========

Weighted Average Shares Outstanding                             134,799           133,410            1.0%
                                                             ==========        ==========

Earnings (Loss) Per Common Share, assuming dilution
Continuing operations                                            ($0.27)            $0.56
Discontinued operations                                                             $0.15
Extraordinary loss                                                                 ($0.09)
-----------------------------------------------------------------------------------------
                                                                 ($0.27)            $0.62
                                                             ==========        ==========

Weighted Average Shares Outstanding, assuming dilution          134,799           134,937           (0.1%)
                                                             ==========        ==========

Continuing Operations Analysis:
      Gross profit %, net sales                                    33.4%             36.2%
      Gross profit %, service and rentals                          48.7%             50.9%
      Gross profit %, finance subsidiaries                         56.7%             56.5%
      Total gross profit %                                         41.0%             43.0%
      SG&A as a % of revenue                                       37.8%             35.3%
      Operating income % of revenue                                 1.4%              5.0%
      Oper inc % of rev, excl trans costs and write off             3.2%              7.7%

IKON Office Solutions, Inc.

FINANCIAL SUMMARY (in thousands, except earnings per share)

                                                                              Nine Months Ended June 30, 1998
                                                                                  Restated
                                                                  1st Qtr.        2nd Qtr.         3rd Qtr.           Total
Revenues
Net sales                                                        $728,105         $786,943         $721,044        $2,236,092
Service and rentals                                               575,822          570,066          594,806         1,740,694
Finance income                                                     70,330           74,580           78,878           223,788
-----------------------------------------------------------------------------------------------------------------------------
                                                                1,374,257        1,431,589        1,394,728         4,200,574
-----------------------------------------------------------------------------------------------------------------------------

Costs and Expenses
Cost of goods sold                                                468,200          501,547          520,442         1,490,189
Service and rental costs                                          285,283          299,359          307,632           892,274
Finance interest expense                                           30,746           32,959           33,171            96,876
Selling and administrative                                        488,091          510,684          587,772         1,586,547
Loss from asset impairment                                                                           20,000            20,000
Transformation costs                                               19,519           18,192           16,539            54,250
-----------------------------------------------------------------------------------------------------------------------------
                                                                1,291,839        1,362,741        1,485,556         4,140,136
-----------------------------------------------------------------------------------------------------------------------------

Operating income (loss)                                            82,418           68,848          (90,828)           60,438
Interest expense                                                   17,029           16,243           17,684            50,956
-----------------------------------------------------------------------------------------------------------------------------
Income before taxes                                                65,389           52,605         (108,512)            9,482
Taxes on income                                                    28,405           22,314          (19,867)           30,852
-----------------------------------------------------------------------------------------------------------------------------
Net income                                                         36,984           30,291          (88,645)          (21,370)
-----------------------------------------------------------------------------------------------------------------------------

Less preferred dividends                                            4,885            4,885            4,885            14,655
-----------------------------------------------------------------------------------------------------------------------------
Net income available to common shareholders                       $32,099          $25,406         $(93,530)         $(36,025)


Basic EPS                                                           $0.24            $0.19           ($0.69)           ($0.27)
                                                                =========        =========        =========         =========

Shares                                                            133,729          134,974          135,581           134,799
                                                                =========        =========        =========         =========

Diluted EPS                                                         $0.24            $0.19           ($0.69)           ($0.27)
                                                                =========        =========        =========         =========

Shares                                                            134,767          136,302          135,581           134,799
                                                                =========        =========        =========         =========

Operational Analysis:
      Gross profit %, net sales                                      35.7%            36.3%            27.8%             33.4%
      Gross profit %, service and rentals                            50.5%            47.5%            48.3%             48.7%
      Gross profit %, financing                                      56.3%            55.8%            57.9%             56.7%
      Total gross profit                                             42.9%            41.8%            38.2%             41.0%
      SG&A as a % of revenue                                         35.5%            35.7%            42.1%             37.8%
      Operating income % of revenue                                   6.0%             4.8%            -6.5%              1.4%
      Oper. inc. % of rev., excl. trans costs & write off             7.4%             6.1%            -3.9%              3.2%

                           IKON OFFICE SOLUTIONS, INC.
                           CONSOLIDATED BALANCE SHEETS
                                ( in thousands )

                                                                 June 30         September 30
ASSETS                                                            1998               1997
Current Assets
    Cash                                                             $4,633          $21,341
    Accounts receivable, net                                        760,872          765,660
    Finance receivables, net                                        800,919          670,784
    Inventories                                                     475,827          442,207
    Prepaid expenses                                                108,133          101,294
    Deferred taxes                                                  122,028          124,520
                                                                -----------      -----------
    Total current assets                                          2,272,412        2,125,806
                                                                -----------      -----------


Investments and Long-Term Receivables                                16,482           17,508

Long-term Finance Receivables, net                                1,535,008        1,331,372

Equipment on Operating Leases, net                                  112,870          101,900

Property and Equipment, at cost                                     498,725          462,360
    Less accumulated depreciation                                   237,809          222,815
                                                                -----------      -----------
                                                                    260,916          239,545
                                                                -----------      -----------

Other Assets
    Goodwill                                                      1,354,736        1,348,133
    Miscellaneous                                                   155,817          159,622
                                                                -----------      -----------
                                                                  1,510,553        1,507,755
                                                                -----------      -----------

                                                                 $5,708,241       $5,323,886
                                                                ===========      ===========


LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
    Current portion of long-term debt                              $125,073          $60,794
    Current portion of long-term debt, finance subsidiaries         645,911          251,711
    Notes payable                                                    90,677          266,979
    Trade accounts payable                                          224,838          206,547
    Accrued salaries, wages and commissions                         100,711          110,628
    Deferred revenues                                               205,050          208,612
    Other accrued expenses                                          250,795          268,511
                                                                -----------      -----------
    Total current liabilities                                     1,643,055        1,373,782
                                                                -----------      -----------

Long-Term Debt                                                      664,567          490,235

Long-Term Debt, Finance Subsidiaries                              1,433,635        1,494,043

Deferred Taxes                                                      340,321          330,996

Other Long-Term Liabilities                                         138,616          153,182

Shareholders' Equity
    Series BB conversion preferred stock, no par value,
        3,877 depositary shares issued and outstanding              290,170          290,170
    Common stock, no par value:
        Authorized - 300,000 shares
        Issued 135,705 shares                                       677,681          677,681
    Retained earnings                                               526,932          574,646
    Foreign currency translation adjustment                          (1,198)            (728)
    Cost of common shares in treasury: 6/98 - 179 shares;
        9/97 - 2,401 shares                                          (5,538)         (60,121)
                                                                -----------      -----------
                                                                  1,488,047        1,481,648
                                                                -----------      -----------

                                                                 $5,708,241       $5,323,886
                                                                ===========      ===========

August 14, 1998




Attached are supplemental financial summaries of IKON Office Solutions for the third quarter of 1998, excluding the effect of transformation costs on operating income.

This information is provided for additional analysis and is not intended to be a presentation in accordance with generally accepted accounting principles.

This schedule presents the financial results of IKON Office Solutions, Inc. excluding the transformation costs amounting to ($.08) per share in the third quarter of fiscal 1998 and ($.11) in the third quarter of fiscal 1997. (Diluted EPS calculation)


IKON Office Solutions, Inc.

FINANCIAL SUMMARY (in thousands, except earnings per share)

                                                                     Three Months Ended June 30
                                                                 1998            1997          % Change
Revenues
Net sales                                                     $721,044         $714,461           0.9%
Service and rentals                                            594,806          542,395           9.7
Finance income                                                  78,878           59,450          32.7
---------------------------------------------------------------------------------------
                                                             1,394,728        1,316,306           6.0
---------------------------------------------------------------------------------------

Costs and Expenses
Cost of goods sold                                             520,442          455,358          14.3
Service and rental costs                                       307,632          273,219          12.6
Finance interest expense                                        33,171           26,350          25.9
Selling and administrative                                     587,772          473,699          24.1
Loss from asset impairment                                      20,000
---------------------------------------------------------------------------------------
                                                             1,469,017        1,228,626          19.6
---------------------------------------------------------------------------------------

Operating income (loss)                                        (74,289)          87,680        (184.7)
Interest expense                                                17,684           12,089          46.3
---------------------------------------------------------------------------------------
Income (loss) before taxes                                     (91,973)          75,591        (221.7)
Taxes on income                                                (14,079)          30,538        (146.1)
---------------------------------------------------------------------------------------
Net income (loss)                                              (77,894)          45,053        (272.9)
---------------------------------------------------------------------------------------

Less preferred dividends                                         4,885            4,885
---------------------------------------------------------------------------------------
Available to common shareholders                              $(82,779)         $40,168
                                                             =========        =========


Earnings (Loss) Per Common Share                                ($0.61)           $0.30
                                                             =========        =========

Weighted Average Shares Outstanding                            135,581          132,781           2.1%
                                                             =========        =========


Earnings (Loss) Per Common Share, assuming dilution             ($0.61)           $0.30
                                                             =========        =========

Weighted Average Shares Outstanding, assuming dilution         135,581          133,839           1.3%
                                                             =========        =========


Continuing Operations Analysis:
      Gross profit %, net sales                                   27.8%            36.3%
      Gross profit %, service and rentals                         48.3%            49.6%
      Gross profit %, finance subsidiaries                        57.9%            55.7%
      Total gross profit %                                        38.2%            42.7%
      SG&A as a % of revenue                                      42.1%            36.0%
      Operating income % of revenue, excl. write off              -3.9%             6.7%

This information is provided for additional analysis and is not intended to be a presentation in accordance with generally accepted accounting principles.

This schedule presents the financial results of IKON Office Solutions, Inc. excluding the transformation costs amounting to ($.26) per share in the first nine months of fiscal 1998 and ($.47) in the first nine months of fiscal 1997. (Diluted EPS calculation)

IKON Office Solutions, Inc.

FINANCIAL SUMMARY (in thousands, except earnings per share)

                                                                                 Nine Months Ended June 30
                                                                          1998             1997            % Change
Revenues
Net sales                                                           $    2,236,092   $    2,066,085            8.2%
Service and rentals                                                      1,740,694        1,508,304           15.4
Finance income                                                             223,788          160,211           39.7
---------------------------------------------------------------------------------------------------
                                                                         4,200,574        3,734,600           12.5
---------------------------------------------------------------------------------------------------
Costs and Expenses
Cost of goods sold                                                       1,490,189        1,319,100           13.0
Service and rental costs                                                   892,274          740,422           20.5
Finance interest expense                                                    96,876           69,731           38.9
Selling and administrative                                               1,586,547        1,319,008           20.3
Loss from asset impairment                                                  20,000
---------------------------------------------------------------------------------------------------
                                                                         4,085,886        3,448,261           18.5
---------------------------------------------------------------------------------------------------

Operating income                                                           114,688          286,339          (59.9)
Interest expense                                                            50,956           31,895
---------------------------------------------------------------------------------------------------
Income from continuing operations before taxes
     and extraordinary loss                                                 63,732          254,444          (75.0)
Taxes on income                                                             49,840          101,021          (50.7)
---------------------------------------------------------------------------------------------------
Income from continuing operations before
      extraordinary loss                                                    13,892          153,423          (90.9)
Discontinued operations                                                                      20,151
---------------------------------------------------------------------------------------------------
Income before extraordinary loss                                            13,892          173,574
Extraordinary loss from early extinguishment
      of debt, net of tax benefit                                                           (12,156)
---------------------------------------------------------------------------------------------------
Net income                                                                  13,892          161,418
---------------------------------------------------------------------------------------------------

Less preferred dividends                                                    14,655           14,655
---------------------------------------------------------------------------------------------------
Available to common shareholders                                    $         (763)  $      146,763
                                                                         =========        =========

Earnings (Loss) Per Common Share
Continuing operations                                                       ($0.01)           $1.04
Discontinued operations                                                                       $0.15
Extraordinary loss                                                                           ($0.09)
---------------------------------------------------------------------------------------------------
                                                                            ($0.01)           $1.10
                                                                         =========        =========

Weighted Average Shares Outstanding                                        134,799          133,410            1.0%
                                                                         =========        =========

Earnings (Loss) Per Common Share, assuming dilution
Continuing operations                                                       ($0.01)           $1.03
Discontinued operations                                                                       $0.15
Extraordinary loss                                                                           ($0.09)
---------------------------------------------------------------------------------------------------
                                                                            ($0.01)           $1.09
                                                                         =========        =========

Weighted Average Shares Outstanding, assuming dilution                     134,799          134,937           (0.1%)
                                                                         =========        =========

Continuing Operations Analysis:
      Gross profit %, net sales                                               33.4%            36.2%
      Gross profit %, service and rentals                                     48.7%            50.9%
      Gross profit %, finance subsidiaries                                    56.7%            56.5%
      Total gross profit %                                                    41.0%            43.0%
      SG&A as a % of revenue                                                  37.8%            35.3%
      Operating income % of revenue, excl. write off                           3.3%             7.7%

This information is provided for additional analysis and is not intended to be a presentation in accordance with generally accepted accounting principles.

IKON Office Solutions, Inc. - excluding transformation costs

FINANCIAL SUMMARY (in thousands, except earnings per share)

                                                                        Nine Months Ended June 30, 1998
                                                                           Restated
                                                            1st Qtr.        2nd Qtr.         3rd Qtr.           Total
Revenues
Net sales                                                  $728,105         $786,943         $721,044        $2,236,092
Service and rentals                                         575,822          570,066          594,806         1,740,694
Finance income                                               70,330           74,580           78,878           223,788
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                                                          1,374,257        1,431,589        1,394,728         4,200,574
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Costs and Expenses
Cost of goods sold                                          468,200          501,547          520,442         1,490,189
Service and rental costs                                    285,283          299,359          307,632           892,274
Finance interest expense                                     30,746           32,959           33,171            96,876
Selling and administrative                                  488,091          510,684          587,772         1,586,547
Loss from asset impairment                                                                     20,000           20,000
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                                                          1,272,320        1,344,549        1,469,017         4,085,886
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Operating income (loss)                                     101,937           87,040          (74,289)          114,688
Interest expense                                             17,029           16,243           17,684            50,956
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Income before taxes                                          84,908           70,797          (91,973)           63,732
Taxes on income                                              35,237           28,682          (14,079)           49,840
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Net income                                                   49,671           42,115          (77,894)           13,892
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Less preferred dividends                                      4,885            4,885            4,885            14,655
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Net income available to common shareholders                 $44,786          $37,230         $(82,779)            $(763)
                                                          =========        =========        =========         =========


Basic EPS                                                     $0.33            $0.28           ($0.61)           ($0.01)
                                                          =========        =========        =========         =========

Shares                                                      133,729          134,974          135,581           134,799
                                                          =========        =========        =========         =========

Diluted EPS                                                   $0.33            $0.27           ($0.61)           ($0.01)
                                                          =========        =========        =========         =========

Shares                                                      134,767          136,302          135,581           134,799
                                                          =========        =========        =========         =========

Operational Analysis:
      Gross profit %, net sales                                35.7%            36.3%            27.8%             33.4%
      Gross profit %, service and rentals                      50.5%            47.5%            48.3%             48.7%
      Gross profit %, financing                                56.3%            55.8%            57.9%             56.7%
      Total gross profit                                       42.9%            41.8%            38.2%             41.0%
      SG&A as a % of revenue                                   35.5%            35.7%            42.1%             37.8%
      Operating income % of revenue, excl write off             7.4%             6.1%            -3.9%              3.2%

This information is provided for additional analysis and is not intended to be a presentation in accordance with generally accepted accounting principles.